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                                                                      EXHIBIT 24


                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Freightways Corporation and Subsidiaries of our report dated January 20, 1995, included in the 1994 Annual Report to Shareholders of American Freightways Corporation.

Our audits also included the financial statement schedule of American Freightways Corporation and Subsidiaries listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 N. 33-63674) pertaining to the American Freightways Corporation Stock Option Plan and in the Registration Statement (Form S-8 No. 33-76788) pertaining to the American Freightways Corporation Stock Purchase Plan of our report dated January 20, 1995, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of American Freightways Corporation and Subsidiaries.

                                       ERNST & YOUNG LLP



Little Rock, Arkansas
February 20, 1995